Ex-(a)(1)(i)

Nuveen Mortgage Opportunity Term Fund

333 West Wacker Drive

Chicago, Illinois 60606

Dear Shareholder:

Nuveen Mortgage Opportunity Term Fund (the “Fund”) is a term fund that is scheduled to terminate on November 30, 2019. In May, the Board of Trustees of the Fund approved a series of proposals to restructure the Fund to eliminate its term structure and broaden its investment mandate (the “Restructuring”). As part of the proposals related to the Restructuring, the Board of Trustees authorized the Fund to conduct a tender offer for common shares of the Fund, subject to certain conditions described below, if shareholders of the Fund approved all proposals necessary to effect the Restructuring. At the annual meeting of shareholders held on June 27, 2019, as adjourned to August 29, 2019, shareholders approved the elimination of the term structure of the Fund and all other proposals presented at the meeting necessary to effect the Restructuring.

The enclosed materials describe the terms of the tender offer and information you should consider in deciding whether to accept the Fund’s offer to purchase your common shares (the “Offer”). The Offer provides shareholders the opportunity to tender up to 100% of their shares for cash at a price equal to the Fund’s net asset value per share as of the close of ordinary trading on the New York Stock Exchange on the expiration date of the Offer. The Fund is making the Offer in order to allow shareholders who do not wish to continue their investment in the Fund following the Restructuring to exit their investment at net asset value, which is the same measure used to determine the value that shareholders would receive on the termination date. You may tender all, a portion or none of your shares.

The completion of the Offer is subject to certain conditions, including that the aggregate managed assets of the Fund must equal or exceed $80 million as of the expiration date of the Offer, taking into account the amounts that would be paid to shareholders who have properly tendered their shares. The Offer will expire on October 7, 2019, or such later date to which the Offer is extended.

If, after carefully evaluating all of the information set forth in the Offer to Purchase, you wish to tender shares pursuant to the Offer, please follow the instructions contained in the Offer to Purchase and Letter of Transmittal or, if your shares are held of record in the name of a broker, dealer, commercial bank, trust company or other nominee, contact that firm to effect the tender for you. Shareholders are urged to consult their own investment and tax advisers and make their own decisions whether to tender any shares and, if so, how many shares to tender. Shareholders not interested in tendering their shares need not take any action.

Questions, requests for assistance and requests for additional copies of this Offer to Purchase may be directed to Georgeson LLC, the information agent for this Offer, by telephone toll-free at (800) 279-6913.

Sincerely,

Gifford R. Zimmerman
Vice President and Secretary

September 9, 2019

NUVEEN MORTGAGE OPPORTUNITY TERM FUND

OFFER TO PURCHASE FOR CASH UP TO 13,459,373

ISSUED AND OUTSTANDING COMMON SHARES OF

BENEFICIAL INTEREST AT 100% OF NET ASSET VALUE PER SHARE

THE OFFER PERIOD AND WITHDRAWAL RIGHTS

WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME

ON OCTOBER 7, 2019, UNLESS THE OFFER IS EXTENDED.

To the holders of Common Shares of NUVEEN MORTGAGE OPPORTUNITY TERM FUND:

Nuveen Mortgage Opportunity Term Fund, a diversified, closed-end management investment company organized as a Massachusetts business trust (the “Fund”), is offering to purchase up to 13,459,373 of its common shares of beneficial interest, with par value of $0.01 per share (“Shares”), for cash at a price (the “Purchase Price”) equal to 100% of their net asset value per share (“NAV”) as of the close of ordinary trading on the New York Stock Exchange (the “NYSE”) on October 7, 2019, or if the offer is extended, as of the close of ordinary trading on the NYSE on the new expiration date. The offer period and withdrawal rights will expire at 5:00 p.m. New York City time on October 7, 2019 (the “Initial Expiration Date”), unless extended (the Initial Expiration Date or the latest date to which the Offer is extended, the “Expiration Date”), upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which together constitute the “Offer”). If more than 13,459,373 Shares are properly tendered and not properly withdrawn, the Fund may amend, terminate or extend the Offer. However, there will be no proration in the event that more than 13,459,373 Shares are properly tendered and not properly withdrawn in the Offer.

The Shares are currently traded on the NYSE under the ticker symbol “JLS.” The NAV on September 4, 2019 was $23.15 per Share. You can obtain current NAV quotations from Georgeson LLC, the information agent for the Offer (“Information Agent”) at (800) 279-6913. For information on Share price history, see “The Offer—Section 8—Price Range of Shares.”

The completion of the Offer is subject to certain conditions, including: (1) the aggregate managed assets of the Fund must equal or exceed $80 million as of the expiration date of the Offer, taking into account the amounts that would be paid to shareholders who have properly tendered their Shares, (2) Shares of the Fund must remain eligible for listing on the NYSE following consummation of the Offer, and (3) the Fund must remain subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, following consummation of the Offer. If one or more of these conditions are not satisfied, the Offer will not be completed and the Fund will proceed to terminate on November 30, 2019, its scheduled termination date, unless the Fund’s Board of Trustees extends the term in accordance with the charter documents of the Fund. See “The Offer—Section 5—Certain Conditions of the Offer.”

If, after carefully evaluating all of the information set forth in the Offer, you wish to tender Shares pursuant to the Offer, please either follow the instructions contained in the Offer and Letter of Transmittal or, if your Shares are held of record in the name of a nominee holder, contact such firm to effect the tender for you. If you do not wish to tender your Shares, you need not take any action. Shareholders not interested in tendering their Shares need not take any action.

(i)

THIS OFFER IS BEING MADE TO ALL COMMON SHAREHOLDERS

OF THE FUND AND IS NOT CONDITIONED UPON ANY

MINIMUM NUMBER OF SHARES BEING TENDERED.

THIS OFFER IS SUBJECT TO CERTAIN CONDITIONS, INCLUDING

THE MINIMUM SIZE THRESHOLD.

SEE “THE OFFER—SECTION 5—CERTAIN CONDITIONS OF THE OFFER.”

IMPORTANT

Neither the Fund nor its Board of Trustees makes any recommendation to any shareholder as to whether to tender any or all of such shareholder’s Shares. Shareholders are urged to evaluate carefully all information in the Offer, consult their own investment and tax advisers, and make their own decisions whether to tender Shares and, if so, how many Shares to tender.

No person has been authorized to make any recommendation on behalf of the Fund as to whether shareholders should tender Shares pursuant to the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained herein or in the accompanying Letter of Transmittal. If given or made, such recommendation and such information and representations must not be relied upon as having been authorized by the Fund. The Fund has been advised that neither the Fund’s Trustees nor its investment adviser intend to tender any Shares pursuant to the Offer.

Questions and requests for assistance and requests for additional copies of this Offer to Purchase and Letter of Transmittal should be directed to the Information Agent at the telephone number set forth below.

The Information Agent for the Offer is:

1290 Avenue of the Americas, 9th Floor,

New York, NY 10104

All Holders Call Toll Free: (800) 279-6913

The Depositary for the Offer is:

By Mail: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	By Registered, Certified, Express Mail or Overnight Courier: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 150 Royall Street, Suite V Canton, MA 02021

September 9, 2019

(ii)

SUMMARY TERM SHEET

THE OFFER

1.	Price; Number of Shares	1

2.	Procedures for Tendering Shares	1

3.	Withdrawal Rights	5

4.	Payment for Shares	5

5.	Certain Conditions of the Offer	6

6.	Purpose of the Offer	7

7.	Plans or Proposals of the Fund	7

8.	Price Range of Shares	8

9.	Interest of Trustees and Executive Officers; Transactions and Arrangements Concerning the Shares	8

10.	Certain Effects of the Offer	9

11.	Source and Amount of Funds	10

12.	Certain Information About the Fund	10

13.	Additional Information	13

14.	Material Federal Income Tax Consequences	14

15.	Extension of Tender Period; Termination; Amendments	17

16.	Fees and Expenses	18

17.	Miscellaneous	18

-i-

NUVEEN MORTGAGE OPPORTUNITY TERM FUND

OFFER TO PURCHASE FOR CASH UP TO 13,459,373

COMMON SHARES OF BENEFICIAL INTEREST AT 100% OF NET ASSET VALUE

SUMMARY TERM SHEET

We are providing this Summary Term Sheet for your convenience. This Summary Term Sheet highlights the material terms of the Offer but does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase. We urge you to read the entire Offer to Purchase, the related Letter of Transmittal and the documents incorporated herein by reference because they contain the full details about the Offer and the Fund. We have included references to sections of this Offer to Purchase where you will find more information. Except where the context suggests otherwise, the terms “we”, “us”, “our” and the “Fund” refer to Nuveen Mortgage Opportunity Term Fund, a Massachusetts business trust.

Who is offering to purchase my Shares?

Nuveen Mortgage Opportunity Term Fund, a Massachusetts business trust, is offering to purchase up to 13,459,373 of its common shares of beneficial interest (the “Shares”) on the terms and subject to the conditions described in this Offer to Purchase. We are a registered closed-end management investment company that invests primarily in a portfolio of securitized credit. We are a term fund that has a scheduled termination date on November 30, 2019, subject to the ability of the Fund’s Board of Trustees to extend the term in accordance with the charter documents of the Fund.

What will be the form of payment and purchase price for Shares that are tendered?

We are offering to purchase Shares for cash. The purchase price will equal 100% of the net asset value per share (“NAV”) as of the close of ordinary trading on the New York Stock Exchange (the “NYSE”) on October 7, 2019 (the “Initial Expiration Date”), unless extended (the Initial Expiration Date or the latest date to which the Offer is extended, the “Expiration Date”). As of September 4, 2019, the Fund’s NAV was $23.15 per Share. Of course, the NAV can change every business day. You can obtain current NAV quotations from Georgeson LLC, the information agent for the Offer (“Information Agent”), at (800) 279-6913 or on our website at www.nuveen.com. See “The Offer—Section 1—Price; Number of Shares” and “The Offer—Section 4—Payment for Shares.”

How many shares is the Fund offering to purchase?

Subject to the conditions of the tender offer, we are offering to purchase up to 13,459,373 Shares. If more than 13,459,373 Shares are properly tendered and not properly withdrawn, the Fund may amend, terminate or extend the Offer. However, there will be no proration in the event that more than 13,459,373 Shares are properly tendered and not properly withdrawn in the Offer. The Fund will not complete the Offer unless certain conditions are satisfied, including a condition that the Fund must have a minimum level of assets following the completion of the Offer. See “The Offer—Section 1—Price; Number of Shares” and “The Offer—Section 5—Certain Conditions of the Offer.”

What are the conditions of the Offer?

The completion of the Offer is subject to certain conditions, including:

•

Our aggregate managed assets must equal or exceed $80 million as of the expiration date of the Offer, taking into account the amounts that would be paid to shareholders who have properly tendered their shares,

•	Our common shares must remain eligible for listing on the NYSE following consummation of the Offer, and

•

We must remain subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), following completion of the Offer (collectively, the “Minimum Size Threshold”).

-i-

In addition, the completion of the Offer is subject to the absence of certain adverse developments including but not limited to the following: (1) the Offer must not be the subject of any pending or threatened action, suit or proceeding by any third-party including any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person; (2) the Offer must not impair our ability to qualify as a regulated investment company under the Internal Revenue Code of 1986, as amended (the “Code”), and (3) there must not be any change in general political, market, economic or financial conditions that would reasonably and materially impair our ability to operate if the Offer is completed (collectively, with the Minimum Size Threshold, the “Offer Conditions”).

If one or more of the Offer Conditions are not satisfied, the Offer will not be completed and the Fund will proceed to terminate on November 30, 2019, its scheduled termination date, unless the Fund’s Board of Trustees extends the term in accordance with the charter documents of the Fund. See “The Offer—Section 5—Certain Conditions of the Offer.”

What is the purpose of the Offer?

In light of the upcoming scheduled termination date of the Fund, Nuveen Fund Advisors, LLC (the “Adviser” or “Nuveen Fund Advisors”) recommended, and the Board of Trustees of the Fund approved, a series of proposals to eliminate the term structure of the Fund and broaden its investment mandate (the “Restructuring”). Shareholders considered and approved the proposals necessary to implement the Restructuring at the annual meeting of shareholders held on June 27, 2019, as adjourned through August 29, 2019. As one of the conditions to give effect to the Restructuring, the Fund is making this Offer in order to allow common shareholders who do not wish to continue their investment in the Fund following the Restructuring to exit their investment at NAV, which is the same measure used to determine the value that shareholders would receive if the Fund terminates on its scheduled termination date. The Restructuring will take effect only if the Offer Conditions described above are satisfied and the Offer is completed. If the Offer is completed, the Restructuring proposals will take effect as soon as practicable following the completion of the Offer, but not later than November 29, 2019. If the Offer is not completed, the Fund will terminate on its scheduled termination date, unless the Fund’s Board of Trustees extends the term in accordance with the charter documents of the Fund. See “The Offer—Section 6—Purpose of the Offer.”

When does the offer expire? Can the Fund extend the offer, and if so, when will the Fund announce the extension?

The offer expires on Monday, October 7, 2019, at 5:00 p.m., New York City time, unless the Fund extends the offer. The Fund may extend the offer period at any time. If it does, the Fund will determine the purchase price as of the close of ordinary trading on the NYSE on the new Expiration Date. If the offer period is extended, the Fund will make a public announcement of the extension not later than 9:30 a.m. New York City time on the next business day following the previously scheduled Expiration Date. See “The Offer—Section 15—Expiration of the Offer; Termination; Amendments.”

How will the Fund pay for Shares that are properly tendered?

As of August 30, 2019, the Fund had managed assets of $387,818,063.11. One of the conditions of the Offer is that the managed assets of the Fund, taking into account the purchase of shares properly tendered and not properly withdrawn, must equal or exceed $80 million as of the Expiration Date of the Offer. The Fund intends to fund the purchase price for tendered shares primarily through cash on hand and sales of portfolio securities. As of the date hereof, the Fund has eliminated outstanding leverage and has begun to transition its portfolio to highly liquid assets in anticipation of either funding payments for Shares tendered in the Offer or liquidating the Fund in connection with its scheduled termination date. Accordingly, the NAV of the Fund on the Expiration Date of the Offer is expected to take into account the impact of such portfolio sales, including gains or losses and transaction costs. The Fund may utilize leverage during the pendency of the Offer to fund payments for tendered Shares or for investment purposes. See “The Offer—Section 11—Source and Amount of Funds.”

What will be the effects of the Offer?

If we complete the Offer, the Fund will (1) amend its charter to eliminate its term structure, (2) change its name to Nuveen Mortgage and Income Fund, and (3) continue to invest in securitized credit pursuant to a broader investment mandate. The Fund’s shares will continue to trade on the NYSE under the ticker symbol “JLS.” However, the purchase of Shares pursuant to the Offer will have the following effects:

•

The purchase of Shares pursuant to the Offer will have the effect of decreasing our managed assets, and such decrease may be significant. Lower managed assets will result in higher annual operating expenses and may limit our investment flexibility and our ability to engage in leverage. Our performance may be adversely affected by these developments.

-ii-

•

The Fund is expected to liquidate its portfolio to the extent necessary to pay for the Shares acquired in the Offer from tendering shareholders. Such portfolio dispositions may occur at time(s) when market conditions are unfavorable. The Fund will bear the transaction costs associated with such portfolio sales. To the extent that portfolio investments of the Fund are sold, the Fund may recognize income or gains that will increase the amount of taxable distributions made to shareholders. If the Offer is not completed, the Fund would expect to bear similar risks and costs in connection with the liquidation of its portfolio prior to its scheduled termination date.

•	Purchases of Shares pursuant to the Offer will increase the proportionate interest of shareholders that do not tender their Shares.

•	The purchase of Shares pursuant to the Offer will decrease our outstanding shares, which may impact the trading discount of our shares.

As of the date hereof, the Fund has eliminated outstanding leverage and has begun to transition its portfolio to highly liquid assets in anticipation of either funding payments for Shares tendered in the Offer or liquidating the Fund in connection with its scheduled termination date. The Fund may utilize leverage during the pendency of the Offer to fund payments for tendered Shares or for investment purposes. See “The Offer—Section 11—Source and Amount of Funds.”

We will not purchase Shares pursuant to the Offer if it would result in the delisting of our Shares from the NYSE or the deregistration of our Shares under the Exchange Act.

See “The Offer—Section 10—Certain Effects of the Offer.”

Will I have to pay any fees or commissions on the Shares I tender?

Shares will be purchased at 100% of the Fund’s NAV. If you are the holder of record of the Shares and you tender your Shares directly, you will not incur any brokerage fees or commissions or other charges. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee and that firm tenders Shares on your behalf, that firm may charge a fee for doing so. We urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any such charges will apply. See “The Offer—Section 16—Fees and Expenses.”

How do I tender my Shares?

If your Shares are registered in the name of a nominee holder, such as a broker, dealer, commercial bank, trust company or other nominee (“Nominee Holder”), you should contact that firm if you wish to tender your Shares.

All other shareholders wishing to participate in the offer must, prior to the date and time the offer expires, EITHER:

•

Complete and execute a Letter of Transmittal, together with any required signature guarantees, and any other documents required by the Letter of Transmittal. You must send these materials to Computershare Trust Company, N.A. (the “Depositary”) at its address set forth on the inside cover page of this Offer. If you hold certificates for Shares, you must send the certificates to the Depositary at its address set forth on the inside cover page of this Offer to Purchase. If your Shares are held in book-entry form, you must comply with the book-entry delivery procedure set forth under “The Offer—Section 2—Procedures for Tendering Shares—C. Book-Entry Delivery Procedure.” In all these cases, the Depositary must receive these materials prior to the date and time the offer expires.

-iii-

OR

•	Comply with the Guaranteed Delivery Procedure described under “The Offer—Section 2—Procedures for Tendering Shares—D. Guaranteed Delivery Procedure.”

The Fund’s transfer agent holds Shares in uncertificated form for certain shareholders pursuant to the Fund’s dividend reinvestment plan. When a shareholder tenders share certificates, the Depositary will accept any of the shareholder’s uncertificated Shares for tender first, and accept the balance of tendered Shares from the shareholder’s certificated Shares.

See “The Offer—Section 2—Procedures for Tendering Shares.”

Until what time can I withdraw tendered Shares?

You may withdraw your tendered Shares at any time prior to the date and time the Offer expires. You may not withdraw your shares after 5:00 p.m. New York City time, on October 7, 2019, unless the expiration date is extended. See “The Offer—Section 3—Withdrawal Rights.”

How do I withdraw tendered Shares?

If you desire to withdraw tendered Shares, you should either:

•	Give proper written notice to the Depositary; or

•	If your Shares are held of record in the name of a Nominee Holder, contact that firm to withdraw your tendered Shares.

See “The Offer—Section 3—Withdrawal Rights.”

Will there be any federal income tax consequences to tendering my Shares?

Yes. If your tendered Shares are purchased, it will be a taxable transaction either as an “exchange” of the tendered Shares or, under certain circumstances, a “dividend.” See “The Offer—Section 2—Procedures for Tendering Shares—F. Federal Income Tax Withholding” with respect to the application of federal income tax withholding on payments made to shareholders. Please consult your tax adviser as to the tax consequences of tendering your Shares in this Offer. See “The Offer—Section 14—Material Federal Income Tax Consequences.”

Will I receive the October 2019 dividend distribution, payable in November 2019, on the Shares I tender?

It is currently anticipated that you will not receive the October 2019 dividend distribution on tendered Shares. Shareholders tendering Shares are entitled to receive all dividends with an “ex date” on or before the Expiration Date, provided that they own Shares as of the dividend record date. Shareholders will not receive the October 2019 dividend distribution on tendered Shares unless the Expiration Date is extended because the expected record date for the October 2019 dividend distribution will be October 15, 2019, and the expected “ex date” will be October 14, 2019. See “The Offer—Section 1—Price; Number of Shares” and “The Offer—Section 8—Price Range of Shares.”

Does the Board of Trustees have a view with respect to whether shareholders should participate in the Offer?

Neither the Fund nor the Board of Trustees makes any recommendation to shareholders as to whether to tender their Shares. Our intention is to complete this Offer and implement the Restructuring proposals. The Adviser recommended the Restructuring proposals because it believes that securitized credit remains an attractive asset class. The Fund’s Board of Trustees has (1) determined that the Restructuring is in the best interest of the Fund; (2) approved a series of proposals necessary to effect the Restructuring including eliminating the term structure of the Fund and approving a broader investment mandate; (3) recommended that shareholders approve the proposals relating to the Restructuring that require shareholder approval; and (4) approved making this Offer in order to provide shareholders who did not support the Restructuring proposals and do not wish to remain in the Fund following the Restructuring the option to exit at NAV, which is the same measure used to determine what shareholders would receive if the Fund terminates on its scheduled termination date. You, however, must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender. In making this decision, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal. You should discuss whether to tender your Shares with your broker or financial advisor.

-iv-

Whom do I contact if I have questions about the tender offer?

For additional information or assistance, you may call the Information Agent toll-free at (800) 279-6913.

-v-

THE OFFER

1.    PRICE; NUMBER OF SHARES

Upon the terms and subject to the conditions of the Offer, the Fund will accept for payment (and thereby purchase) up to 13,459,373 of its issued and outstanding Shares, or such lesser number as are properly tendered (and not withdrawn in accordance with Section 3, “Withdrawal Rights”), subject to the satisfaction of the Offer Conditions. The purchase price of the Shares will be equal to 100% of the Fund’s NAV as of the close of ordinary trading on the NYSE on the Expiration Date. There will be no proration in the event that more than 13,459,373 Shares are properly tendered and not properly withdrawn in the Offer. You can obtain current NAV quotations from the Information Agent by calling (800) 279-6913 or by visiting our website at www.nuveen.com.

The completion of the Offer is subject to certain conditions. If one or more of these conditions are not satisfied, the Offer will not be completed and the Fund will proceed to terminate on November 30, 2019, its scheduled termination date, unless the Fund’s Board of Trustees extends the term in accordance with the charter documents of the Fund. See “The Offer—Section 5—Certain Conditions of the Offer.”

On September 4, 2019, there were 15,889,626 Shares issued and outstanding and there were approximately 12,287 holders of record of Shares. The Fund has been advised that neither its Trustees nor its investment adviser intend to tender any Shares pursuant to the Offer. An executive officer of the Fund may tender his Shares pursuant to the Offer. If such officer does tender his Shares, he will be subject to the same conditions of the Offer as all other shareholders of the Fund.

The Fund reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving notice of such extension to the Depositary and making a public announcement thereof. The Fund makes no assurance that it will extend the Offer. See “The Offer—Section 15—Extension of Tender Period; Termination; Amendments.”

Shareholders tendering Shares shall be entitled to receive all dividends with an “ex date” on or before the Expiration Date, provided that they own Shares as of the record date. It is currently anticipated that shareholders who tender Shares will not receive the October 2019 dividend distribution on tendered Shares. Shareholders will not receive the October 2019 dividend distribution on tendered Shares unless the Expiration Date is extended because the expected record date for the October 2019 dividend distribution will be October 15, 2019, and the expected “ex date” will be October 14, 2019.

2.    PROCEDURES FOR TENDERING SHARES

A.    Proper Tender of Shares

Holders of Shares that are registered in the name of a Nominee Holder, such as a broker, dealer, commercial bank, trust company or other nominee, should contact such firm if they desire to tender their Shares.

For Shares to be properly tendered pursuant to the Offer, the following must occur prior to 5:00 p.m. New York City time on the Expiration Date:

(i)

A properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, (or an Agent’s Message in the case of a book-entry transfer, as described below under “C. Book-Entry Delivery Procedure”), and any other documents required by the Letter of Transmittal must be received by the Depositary at its address set forth on the inside cover page of this Offer to Purchase; and

(ii)

Either the certificates for the Shares must be received by the Depositary at its address set forth on the inside cover page of this Offer to Purchase, or the tendering shareholder must comply with the book-entry delivery procedure described below under “C. Book-Entry Delivery Procedure”; or

(iii)	Shareholders must comply with the Guaranteed Delivery Procedure described below under “D. Guaranteed Delivery Procedure.”

If the Letter of Transmittal or any certificates or stock powers are signed by trustees, executors, administrators, guardians, agents, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and must submit proper evidence satisfactory to the Fund of their authority to so act.

Letters of Transmittal and certificates representing Shares should be sent to the Depositary; they should not be sent or delivered to the Fund.

The Fund’s transfer agent holds Shares in uncertificated form for certain shareholders pursuant to the Fund’s dividend reinvestment plan. When a shareholder tenders certificated Shares, the Depositary will accept any of the shareholder’s uncertificated Shares for tender first, and accept the balance of tendered Shares from the shareholder’s certificated Shares, and any remaining Shares will be issued in book-entry and will be electronically held in your account in lieu of a certificate.

Section 14(e) of the Exchange Act and Rule 14e-4 promulgated thereunder make it unlawful for any person, acting alone or in concert with others, to tender shares in a partial tender offer for such person’s own account unless at the time of tender, and at the time the shares are accepted for payment, the person tendering has a net long position equal to or greater than the amount tendered in (i) shares, and will deliver or cause to be delivered such shares for the purpose of tender to the person making the offer within the period specified in the offer, or (ii) an equivalent security and, upon acceptance of his or her tender, will acquire shares by conversion, exchange, or exercise of such equivalent security to the extent required by the terms of the offer, and will deliver or cause to be delivered the shares so acquired for the purpose of tender to the person conducting the tender offer prior to or on the expiration date. Section 14(e) and Rule 14e-4 provide a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

The acceptance of Shares by the Fund for payment will constitute a binding agreement between the tendering shareholder and the Fund upon the terms and subject to the conditions of the Offer, including the tendering shareholder’s representation that (i) such shareholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act and (ii) the tender of such Shares complies with Rule 14e-4.

By submitting the Letter of Transmittal, a tendering shareholder shall, subject to and effective upon acceptance for payment of the Shares tendered, be deemed in consideration of such acceptance to sell, assign and transfer to, or upon the order of, the Fund all right, title and interest in and to all the Shares that are being tendered (and any and all dividends, distributions, other Shares or other securities or rights declared or issuable in respect of such Shares after the Expiration Date) and irrevocably constitute and appoint the Depositary the true and lawful agent and attorney-in-fact of the tendering shareholder with respect to such Shares (and any such dividends, distributions, other Shares or securities or rights), with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates for such Shares (and any such other dividends, distributions, other Shares or securities or rights) or transfer ownership of such Shares (and any such other dividends, distributions, other Shares or securities or rights), together, in either such case, with all accompanying evidences of transfer and authenticity to or upon the order of the Fund, upon receipt by the Depositary of the purchase price, (b) present such Shares (and any such other dividends, distributions, other Shares or securities or rights) for transfer on the books of the Fund, and (c) receive all benefits and otherwise exercise all rights of beneficial ownership of such Shares (and any such other dividends, distributions, other Shares or securities or rights), all in accordance with the terms of the Offer. Upon such acceptance for payment, all prior powers of attorney given by the tendering shareholder with respect to such Shares (and any such dividends, distributions, other shares or securities or rights) will, without further action, be revoked and no subsequent powers of attorney may be given by the tendering shareholder with respect to the tendered Shares (and, if given, will be null and void).

By submitting a Letter of Transmittal, and in accordance with the terms and conditions of the Offer, a tendering shareholder shall be deemed to represent and warrant that: (a) the tendering shareholder has full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all dividends, distributions, other Shares or other securities or rights declared or issuable in respect of such Shares after the Expiration Date); (b) when and to the extent the Fund accepts the Shares for purchase, the Fund will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges, proxies, encumbrances or other obligations relating to their sale or transfer, and not subject to any adverse claim; (c) on request, the tendering shareholder will execute and deliver any additional documents deemed by the Depositary or the Fund to be necessary or desirable to complete the sale, assignment and transfer of the tendered Shares (and any and all dividends, distributions, other Shares or securities or rights declared or issuable in respect of such Shares after the Expiration Date); and (d) the tendering shareholder has read and agreed to all of the terms of the Offer, including this Offer to Purchase and the Letter of Transmittal.

B.    Signature Guarantees and Method of Delivery

Signatures on the Letter of Transmittal are required to be guaranteed if the tendered stock certificates are registered in a name other than that of the tendering shareholder or if a check for cash is to be issued in a name other than that of the registered owner of such Shares. In those instances, all signatures on the Letter of Transmittal must be guaranteed by an eligible guarantor acceptable to the Depositary (an “Eligible Guarantor”). An eligible guarantor includes a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program (“STAMP”), or a bank, broker, dealer, credit union, savings association or other entity that is an “Eligible Guarantor Institution” as such term is defined in Rule 17Ad-15 under the Exchange Act. If Shares are tendered for the account of an institution that qualifies as an Eligible Guarantor, signatures on the Letter of Transmittal are not required to be guaranteed. If the Letter of Transmittal is signed by a person or persons authorized to sign on behalf of the registered owner(s), then the Letter of Transmittal must be accompanied by documents evidencing such authority to sign to the satisfaction of the Fund.

THE METHOD OF DELIVERY OF ANY DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, IS AT THE ELECTION AND RISK OF THE PARTY TENDERING SHARES. IF DOCUMENTS ARE SENT BY MAIL, IT IS RECOMMENDED THAT THEY BE SENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED.

C.    Book-Entry Delivery Procedure

The Depositary will establish accounts with respect to the Shares at The Depository Trust Company (“DTC”) for purposes of the Offer by September 9, 2019. Any financial institution that is a participant in any of DTC’s systems may make delivery of tendered Shares by (i) causing DTC to transfer such Shares into the Depositary’s account in accordance with DTC’s procedure for such transfer; and (ii) causing a confirmation of receipt of such delivery to be received by the Depositary. DTC may charge the account of such financial institution for tendering Shares on behalf of shareholders. Notwithstanding that delivery of Shares may be properly effected in accordance with this book-entry delivery procedure, the Letter of Transmittal, with signature guarantee, if required, or, in lieu of the Letter of Transmittal, an Agent’s Message (as defined below) in connection with a book-entry transfer, must be transmitted to and received by the Depositary at the appropriate address set forth on the inside cover page of this Offer to Purchase before 5:00 p.m. New York City time on the Expiration Date.

The term “Agent’s Message” means a message from DTC transmitted to, and received by, the Depositary forming a part of a timely confirmation of a book-entry transfer (a “Book-Entry Confirmation”), which states that DTC has received an express acknowledgment from the DTC participant (“DTC Participant”) tendering the Shares that are the subject of the Book-Entry Confirmation that (i) the DTC Participant has received and agrees to be bound by the terms of the Letter of Transmittal; and (ii) the Fund may enforce such agreement against the DTC Participant.

DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH DTC’S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY FOR PURPOSES OF THIS OFFER.

D.    Guaranteed Delivery Procedure

If your certificates for Shares are not immediately available or time will not permit the Letter of Transmittal and other required documents to reach the Depositary prior to the Expiration Date, you may properly tender Shares if the following three conditions are met:

(i)	You make such tenders by or through an Eligible Guarantor;

(ii)

The Depositary receives, prior to 5:00 p.m. New York City time on the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Fund (delivered by mail, or email transmission); and

(iii)

The certificates for all tendered Shares, or a Book-Entry Confirmation, together with a properly completed and duly executed Letter of Transmittal (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and any other documents required by the Letter of Transmittal, are received by the Depositary within two NYSE trading days after the execution date of the Notice of Guaranteed Delivery.

E.    Determination of Validity

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Depositary, in its sole discretion, whose determination shall be final and binding. The Fund reserves the absolute right to reject any or all tenders determined by it not to be in appropriate form or good order, or the acceptance of or payment for which may, in the opinion of the Fund’s counsel, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer, other than the Minimum Size Threshold, or any defect in any tender with respect to any particular Shares or any particular shareholder, and the Fund’s interpretations of the terms and conditions of the Offer will be final and binding. Unless waived, any defects or irregularities in connection with tenders must be cured within such times as the Fund shall determine. Tendered Shares will not be accepted for payment unless any defects or irregularities have been cured or waived within such time. Neither the Fund, the Depositary nor any other person shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give such notice.

F.    Federal Income Tax Withholding

Backup Withholding. To prevent backup federal income tax withholding equal to 24% of the gross payments made pursuant to the Offer, each shareholder must notify the Depositary of such shareholder’s correct taxpayer identification number (or certify that such taxpayer is awaiting a taxpayer identification number) and provide certain other information by completing the Substitute Internal Revenue Service (“IRS”) Form W-9, if one is included with the Letter of Transmittal. Non-U.S. Shareholders (as that term is defined in the next paragraph) who have not previously submitted an IRS Form W-8 (W-8BEN, W-8BEN-E, W-8ECI, W-8EXP, or W-8IMY) to the Fund must do so in order to avoid backup withholding. Such form (and additional IRS forms) may be obtained from the Depository or from the IRS at www.irs.gov. Additionally, an IRS Form W-8 is generally valid from the date signed until the last day of the third succeeding calendar year. If you submitted an IRS Form W-8 prior to this three-year period, or any information on the IRS Form W-8 that you submitted has changed, you generally must submit a new IRS Form W-8 to avoid backup withholding.

U.S. Withholding at the Source. Because the Fund cannot determine whether a payment made pursuant to the Offer should be characterized as an “exchange” or a “dividend” for federal income tax purposes at the time of the payment, any payment to a tendering shareholder who is a nonresident alien individual, a foreign trust or estate or a foreign corporation, as such terms are defined in the Code (a “Non-U.S. Shareholder”), that does not hold its Shares in connection with a trade or business conducted in the United States (a “U.S. trade or business”) generally will be treated as a dividend for federal income tax purposes and generally will be subject to U.S. federal income withholding tax at the rate of 30%. This 30% U.S. withholding tax will apply even if a Non-U.S. Shareholder has provided the required certification to avoid backup withholding (unless a reduced rate under an applicable tax treaty or exemption applies). A tendering Non-U.S. Shareholder who is not engaged in a U.S. trade or business and who realizes a capital gain on a tender of Shares will not be subject to federal income tax on such gain, unless the Shareholder is an individual who is physically present in the United States for 183 days or more during the taxable year and certain other conditions are satisfied. A tendering Non-U.S. Shareholder who realizes a capital gain may be eligible to claim a refund of the withheld tax by filing a U.S. federal income tax return if the shareholder can demonstrate that the proceeds were not dividends. Special rules may also apply in the case of Non-U.S. Shareholders that are: (i) former citizens or residents of the United States; or (ii) subject to special rules such as “controlled foreign corporations.” Non-U.S. Shareholders are advised to consult their own tax advisers.

Foreign Account Tax Compliance Act (“FATCA”) Withholding. Because the Fund cannot determine whether a payment made pursuant to the Offer should be characterized as an “exchange” or a “dividend” for federal income tax purposes at the time of the payment, the Fund will withhold a 30% tax on any payment to a tendering shareholder that is a foreign financial institution or non-financial foreign entity that fails to comply (or be deemed compliant) with extensive reporting and withholding requirements under FATCA designed to inform the U.S. Department of the Treasury of U.S.-owned foreign investment accounts. The Fund may disclose the information that it receives from its shareholders to the IRS, non-U.S. taxing authorities or other parties as necessary to comply with FATCA or similar laws. Withholding also may be required if a foreign entity that is a shareholder of the Fund fails to provide the Fund with appropriate certifications or other documentation concerning its status under FATCA.

Additional Information. For an additional discussion of federal income tax withholding as well as a discussion of certain other federal income tax consequences to tendering shareholders, see “The Offer—Section 14—Material Federal Income Tax Consequences.”

3.    WITHDRAWAL RIGHTS

Except as otherwise provided in this Section 3, tenders of Shares made pursuant to the Offer will be irrevocable. If you desire to withdraw Shares tendered on your behalf by a Nominee Holder, you may withdraw by contacting that firm and instructing them to withdraw such Shares. You have the right to withdraw tendered Shares at any time prior to 5:00 p.m. New York City time on the Expiration Date. Upon terms and subject to the conditions of the Offer, the Fund expects to accept for payment properly tendered Shares promptly after the Expiration Date. You may not withdraw your shares after 5:00 p.m. New York City time, on October 7, 2019, unless the Expiration Date is extended.

To be effective, a written notice of withdrawal must be timely received by the Depositary at the address set forth on the inside cover page of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who deposited the Shares to be withdrawn, the number of Shares to be withdrawn, and the names in which the Shares to be withdrawn are registered. Shareholders should contact the Information Agent for instructions if they wish to submit a notice of withdrawal.

If certificates have been delivered to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares withdrawn must also be furnished to the Depositary and the signature on the notice of withdrawal must be guaranteed by an Eligible Guarantor. If Shares have been delivered pursuant to the book-entry delivery procedure (set forth in “The Offer—Section 2—Procedures for Tendering Shares”), any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Shares (which must be the same name, number, and book-entry transfer facility from which the Shares were tendered), and must comply with the procedures of DTC.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Depositary, in its sole discretion, whose determination shall be final and binding. Neither the Fund, the Depositary nor any other person is or will be obligated to give any notice of any defects or irregularities in any notice of withdrawal, and none of them will incur any liability for failure to give any such notice. Shares properly withdrawn shall not thereafter be deemed to be tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following the procedures described in “The Offer—Section 2—Procedures for Tendering Shares,” prior to 5:00 p.m. New York City time on the Expiration Date.

4.    PAYMENT FOR SHARES

For purposes of the Offer, the Fund will be deemed to have accepted for payment (and thereby purchased) Shares that are properly tendered and not properly withdrawn when, as and if, it gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, the Fund will, promptly after the Expiration Date, accept for payment (and thereby purchase) Shares properly tendered prior to 5:00 p.m. New York City time on the Expiration Date.

Payment for Shares accepted for payment pursuant to the Offer will be made by the Depositary out of funds made available to it by the Fund. The Depositary will act as agent for the Fund for the purpose of effecting payment to the tendering shareholders. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) Share certificates evidencing such Shares or a Book-Entry Confirmation of the delivery of such Shares, (ii) a properly completed and duly executed Letter of Transmittal or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal, and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering shareholders at the same time and will depend upon when Share certificates are received by the Depositary or Book-Entry Confirmations of tendered Shares are received in the Depositary’s account at DTC.

If any tendered Shares are not accepted for payment or are not paid because of an invalid tender, if certificates are submitted for more Shares than are tendered, or if a shareholder withdraws tendered Shares, (i) the shares will be issued in book-entry form and will be electronically held in your account for such unpurchased Shares, as soon as practicable following the expiration, termination or withdrawal of the Offer, (ii) Shares delivered pursuant to the book-entry delivery procedures will be credited to the account from which they were delivered, and (iii) uncertificated Shares held by the Fund’s transfer agent pursuant to the Fund’s dividend reinvestment plan will be returned to the dividend reinvestment plan account maintained by the transfer agent.

The Fund will pay all transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer. If, however, payment of the purchase price is to be made to, or if unpurchased Shares were registered in the name of, any person other than the tendering holder, or if any tendered certificates are registered or the Shares tendered are held in the name of any person other than the person signing the Letter of Transmittal, the amount of any transfer taxes (whether imposed on the registered holder or such other person) payable on account of such transfer will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted to the Depository. In addition, if certain events occur, the Fund may not be obligated to purchase Shares pursuant to the Offer. See “The Offer—Section 5—Certain Conditions of the Offer.”

Any tendering shareholder or other payee who fails to complete fully and sign the Substitute IRS Form W-9, if one is included with the Letter of Transmittal, may be subject to federal income tax withholding of 24% of the gross proceeds paid to such shareholder or other payee pursuant to the Offer. Non-U.S. Shareholders should provide the Depositary with a completed IRS Form W-8 in order to avoid 24% backup withholding. A copy of IRS Form W-8 will be provided upon request from the Depositary. See “The Offer—Section 2—Procedures for Tendering Shares” and “The Offer—Section 14—Material Federal Income Tax Consequences.”

5.    CERTAIN CONDITIONS OF THE OFFER

The completion of the Offer is subject to certain conditions, including:

(i)

The aggregate managed assets of the Fund must equal or exceed $80 million as of the Expiration Date of the Offer, taking into account the amounts that would be paid to shareholders who have properly tendered their Shares. “Managed Assets” means the total assets of the Fund, minus the sum of its accrued liabilities (other than Fund liabilities incurred for the express purpose of creating leverage). Total assets for this purpose shall include assets attributable to the Fund’s use of effective leverage (whether or not those assets are reflected in the Fund’s financial statements for purposes of U.S. generally accepted accounting principles);

(ii)

Shares of the Fund must remain eligible for listing on the NYSE following consummation of the Offer (the NYSE Listed Company Manual provides that the NYSE would promptly initiate suspension and delisting procedures with respect to closed-end funds if the total market value of publicly held shares and net assets of the entity over sixty consecutive calendar days are each below $5,000,000), and

(iii)	The Fund must remain subject to the reporting requirements of the Exchange Act following consummation of the Offer.

If one or more of these conditions are not satisfied, the Offer will not be completed and the Fund will proceed to terminate on November 30, 2019, its scheduled termination date, unless the Fund’s Board of Trustees extends the term in accordance with the charter documents of the Fund.

Separately, notwithstanding any other provision of the Offer, it is the announced policy of the Board of Trustees of the Fund, which may be changed by the Board of Trustees, that the Fund cannot accept tenders or effect repurchases if: (1) such transactions, if consummated, would (a) result in the delisting of the Shares from the NYSE or elsewhere, or (b) impair the Fund’s status as a regulated investment company under the Code (which would make the Fund a taxable entity, causing the Fund’s income to be taxed at the corporate level in addition to the taxation of common shareholders who receive dividends from the Fund) or as a registered closed-end investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); (2) the Fund would not be able to liquidate portfolio securities in an orderly manner and consistent with the Fund’s investment objectives and policies in order to repurchase Shares; or (3) there is, in the Board of Trustees’ judgment, any (a) material legal action or proceeding instituted or threatened challenging such transactions or otherwise materially adversely affecting the Fund, (b) general suspension of or limitation on prices for trading securities on the NYSE or elsewhere, (c) declaration of a banking moratorium by federal or state authorities or any suspension of payment by United States or state banks in which the Fund invests, (d) material limitation affecting the Fund or the issuers of its portfolio securities by federal or state authorities on the extension of credit by lending institutions or on the exchange of non-U.S. currency, (e) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States, or (f) other event or condition that would have a material adverse effect (including any adverse tax effect) on the Fund or the common shareholders if Shares were repurchased. The Board of Trustees of the Fund may in the future modify these conditions in light of experience.

The Fund reserves the right, at any time during the pendency of the Offer, to terminate, extend or amend the Offer in any respect. If the Fund determines to terminate or amend the Offer or to postpone the acceptance for payment of or payment for Shares tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided in “The Offer—Section 15—Extension of Tender Period; Termination; Amendments.” In the event any of the foregoing conditions are modified or waived in whole or in part at any time, the Fund will promptly make a public announcement of such waiver and may, depending on the materiality of the modification or waiver, extend the Offer period as provided in “The Offer—Section 15—Extension of Tender Period; Termination; Amendments.”

6.    PURPOSE OF THE OFFER

In light of the upcoming scheduled termination date of the Fund, the Adviser recommended, and the Board of Trustees of the Fund approved, a series of proposals to eliminate the term structure of the Fund and broaden its investment mandate (previously defined as the “Restructuring”). The Adviser recommended the Restructuring proposals because it believes that securitized credit remains an attractive asset class. The Fund’s Board of Trustees has (1) determined that the Restructuring is in the best interest of the Fund; (2) approved a series of proposals necessary to effect the Restructuring including eliminating the term structure of the Fund and approving a broader investment mandate; (3) recommended that shareholders approve the proposals relating to the Restructuring that require shareholder approval. As part of those proposals, the Board of Trustees also approved making this Offer, if shareholders approved the Restructuring proposals, in order to provide shareholders who did not support the Restructuring proposals and do not wish to remain in the Fund following the Restructuring the option to exit at NAV, which is the same measure used to determine what shareholders would receive if the Fund terminates on its scheduled termination date. Shareholders considered and approved the proposals necessary to implement the Restructuring at the annual meeting of shareholders held on June 27, 2019, as adjourned through August 29, 2019.

NEITHER THE FUND NOR ITS BOARD OF TRUSTEES MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OR ALL OF SUCH SHAREHOLDER’S SHARES AND HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISERS, AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

7.    PLANS OR PROPOSALS OF THE FUND

Other than the scheduled termination of the Fund on November 30, 2019, as specified in the Fund’s Declaration of Trust, the Fund has no present plans or proposals, and is not engaged in any negotiations, that relate to or would result in: any extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Fund; any purchase, sale or transfer of a material amount of assets of the Fund (other than in its ordinary course of business and in connection with the Offer); any material changes in the Fund’s present capitalization (except as resulting from the Offer or otherwise set forth herein); or any other material changes in the Fund’s structure or business (other than the Restructuring).

In May 2019, the Fund’s Board of Trustees approved a series of proposals to, among other things, eliminate the term structure of the Fund and broaden its investment mandate (previously defined as the “Restructuring”). Shareholders considered and approved the proposals necessary to implement the Restructuring at the annual meeting of shareholders held on June 27, 2019, as adjourned through August 29, 2019. See “The Offer—Section 12—Certain Information About the Fund.”

8.    PRICE RANGE OF SHARES

The Shares are traded on the NYSE. During each completed fiscal quarter of the Fund during the past two fiscal years the highest and lowest NAV and market price per Share were as follows:

	NAV (s)		Market Price ($)
Fiscal Quarter Ended	High	Low	High	Low
June 2019	$23.38	$23.21	$23.37	$23.08
March 2019	$23.35	$23.02	$23.29	$22.34
December 2018	$24.44	$23.02	$24.09	$22.30
September 2018	$24.43	$24.26	$24.05	$23.42
June 2018	$24.49	$24.17	$23.77	$23.25
March 2018	$24.81	$24.39	$24.69	$23.38
December 2017	$26.74	$24.67	$26.25	$24.32
September 2017	$26.69	$26.38	$25.72	$25.24
June 2017	$26.47	$25.69	$25.61	$24.57
March 2017	$25.72	$25.02	$24.81	$23.80

The Fund pays dividends monthly. Shareholders tendering Shares are entitled to receive all dividends with an “ex date” on or before the Expiration Date, provided that they own shares as of the dividend record date. Shareholders will not receive the October 2019 dividend distribution on tendered Shares unless the Expiration Date is extended because the expected record date for the October 2019 dividend distribution will be October 15, 2019, and the expected “ex date” will be October 14, 2019. The amount and frequency of dividends in the future will depend on circumstances existing at the time.

9.    INTEREST OF TRUSTEES AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES

The members of the Board of Trustees of the Fund are: Terence J. Toth, Margo L. Cook, Jack B. Evans, William C. Hunter, Albin F. Moschner, John K. Nelson, Judith M. Stockdale, Carole E. Stone, Margaret L. Wolff and Robert L. Young. Ms. Cook is considered an “interested person” of the Fund, as that term is defined in the 1940 Act, by reason of her position with Nuveen, LLC and certain of its subsidiaries.

The principal executive officer of the Fund is Cedric H. Antosiewicz, Chief Administrative Officer. The principal financial officer of the Fund is Nathaniel T. Jones, Vice President and Treasurer. Correspondence to the Trustees and executive officers of the Fund should be mailed to c/o Mortgage Opportunity Term Fund, 333 West Wacker Drive, Chicago, Illinois 60606, Attn: Secretary.

Based upon the Fund’s records and upon information provided to the Fund by its Trustees, executive officers and affiliates (as such term is used in Rule 12b-2 under the Exchange Act), as of September 4, 2019, the Trustees do not own any Shares of the Fund and executive officers of the Fund, as a group, beneficially owned 50 Shares of the Fund and less than 1% of the outstanding Shares of the Fund.

The Fund has been advised that an executive officer of the Fund may tender his Shares pursuant to the Offer. If such officer does tender his Shares, he will be subject to the same conditions of the Offer as all other shareholders of the Fund. Other than as described above, the Fund has been advised that none of its Trustees, its executive officers or its investment adviser intend to tender any Shares pursuant to the Offer.

Based upon the Fund’s records and upon information provided to the Fund by its Trustees, executive officers and affiliates (as such term is used in Rule 12b-2 under the Exchange Act), neither the Fund nor, to the best of the

Fund’s knowledge, any of the Trustees or executive officers of the Fund, nor any associates (as such term is used in Rule 12b-2 under the Exchange Act) of any of the foregoing, has effected any transactions in Shares during the 60 business day period prior to the date hereof.

Except as set forth in this Offer to Purchase, neither the Fund nor, to the best of the Fund’s knowledge, any of its affiliates, Trustees or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any Shares (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any Shares, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations).

10.    CERTAIN EFFECTS OF THE OFFER

Effect on Remaining Shareholders, Higher Expense Ratio and Less Investment Flexibility. All shareholders remaining after the Offer will be subject to any increased risks associated with the decrease in the Fund’s aggregate managed assets, which may be significant, resulting from the sale of a portion of the Fund’s portfolio securities to fund payment for the tendered Shares (or from sales required to raise cash to make distributions of the Fund’s net investment income and net capital gains). These risks include greater volatility due to decreased diversification. In addition, lower managed assets will result in higher annual operating expenses, may result in less investment flexibility for the Fund, depending on the number of Shares repurchased, and may have an adverse effect on the Fund’s investment performance. The purchase of Shares by the Fund pursuant to the Offer will decrease the Fund’s outstanding shares, which will have the effect of increasing the proportionate interest in the Fund of non-tendering shareholders and may impact the trading discount of the Fund’s shares.

Effect on NAV and Consideration Received by Tendering Shareholders. To pay the aggregate purchase price of Shares accepted for payment pursuant to the Offer, the Fund will be required to sell a significant portion of its portfolio securities. Such portfolio dispositions may occur at time(s) when market conditions are unfavorable. Because the price per Share to be paid in the Offer will be dependent upon the NAV as determined as of the close of ordinary trading on the NYSE on the Expiration Date, if a decline in NAV occurred on or prior to the Expiration Date, the consideration received by tendering shareholders would be less than it otherwise might be.

The Fund is required by law to pay for tendered Shares it accepts for payment promptly after the Expiration Date of this Offer. If on or prior to the Expiration Date the Fund does not have, or believes it is unlikely to have, sufficient cash to pay for all Shares tendered, it may extend the Offer to allow additional time to sell portfolio securities and raise sufficient cash.

Recognition of Income and Capital Gains. As noted, the Fund will be required to sell a portion of its portfolio securities pursuant to the Offer. If the Fund’s tax basis for the securities sold is less than the sale proceeds, the Fund will recognize income or gains. The Fund would expect to distribute to shareholders of record any such income or gains (with capital gains reduced by net capital losses realized during the fiscal year in which the sale occurred, if any, and available capital loss carryforwards) during, or following the end of, the Fund’s fiscal year in which the sale occurred. This recognition and distribution of income and gains, if any, would have two negative consequences: first, shareholders at the time of a declaration of distributions would be required to pay taxes on a greater amount of distributions than otherwise would be the case; and second, to raise cash to make the distributions, the Fund might need to sell additional portfolio securities, thereby possibly being forced to realize and recognize additional income or gains. It is impossible to predict what the amount of unrealized gains or losses would be in the Fund’s portfolio at the time that the Fund is required to liquidate portfolio securities (and hence the amount of income or capital gains or losses that would be realized and recognized). As of September 4, 2019, the Fund had estimated unrealized net appreciation of $2,652,071, and as of December 31, 2018, the Fund did not have any capital loss carryforwards from prior years.

Some distributed gains may be treated as ordinary income or realized on securities with a holding period of one year or less, which would generate income taxable to the shareholders at ordinary income rates. This could adversely affect the Fund’s after-tax performance.

Tax Consequences of Repurchases to Shareholders. The Fund’s purchase of tendered Shares pursuant to the Offer will have tax consequences for tendering shareholders and may have tax consequences for non-tendering shareholders. See “The Offer—Section 14—Material Federal Income Tax Consequences.”

Effect on Leverage. The Fund utilizes leverage in the form of a borrowing facility. As of the date hereof, the Fund has eliminated outstanding leverage and has begun to transition its portfolio to highly liquid assets in anticipation of either funding payments for Shares tendered in the Offer or liquidating the Fund in connection with its scheduled termination date. The Fund may utilize leverage during the pendency of the Offer to fund payments for tendered Shares or for investment purposes. See “The Offer—Section 11—Source and Amount of Funds.” Following the completion of the Offer, the Fund may use leverage in accordance with its investment policies. The Fund’s expected smaller asset size may limit the Fund’s ability to engage in leverage and the types and costs of leverage available to the Fund.

Offer Costs. The Adviser is bearing the costs of the Offer, other than costs in connection with the sale of portfolio securities necessary to complete the Offers. Common shareholders of the Fund will bear transaction costs associated with sales of portfolio securities. Although transaction costs associated with the Offer are expected to be substantial, such costs are not expected to be greater than the costs that would be associated with the liquidation of the Fund’s portfolio in anticipation of its scheduled termination date.

THE OFFER MAY HAVE CERTAIN ADVERSE CONSEQUENCES FOR TENDERING AND NON-TENDERING SHAREHOLDERS.

11.    SOURCE AND AMOUNT OF FUNDS

The aggregate purchase price to be paid by the Fund cannot be determined at this time because the number of Shares to be purchased will depend on the number of Shares tendered, and the price will be 100% of the NAV on the Expiration Date. Based on an Offer for 13,459,373 Shares and the NAV of $23.15 per share on September 4, 2019, assuming the Offer is subscribed to the maximum extent, the aggregate purchase price of tendered Shares would be $311,589,495.26. Of course, the NAV can change every business day. You can obtain current NAV quotations from the Information Agent at (800) 279-6913.

The monies to be used by the Fund to purchase Shares pursuant to the Offer will be obtained from the proceeds of sales of securities in the Fund’s investment portfolio and from cash on hand.

The Board of Trustees believes that the Fund will have sufficient liquidity after the sale of a portion of the securities in the Fund’s investment portfolio to purchase the Shares that may be tendered pursuant to the Offer. However, if, in the judgment of the Board of Trustees, there is not sufficient liquidity of the assets of the Fund to pay for tendered Shares, the Fund may extend the Offer. See “The Offer—Section 5—Certain Conditions of the Offer.” The Fund reserves the right to utilize leverage to fund payments for tendered Shares.

12.    CERTAIN INFORMATION ABOUT THE FUND

The Fund was organized as a Massachusetts business trust on September 10, 2009 and is a diversified, closed-end management investment company registered under the 1940 Act. The Shares were first issued to the public on November 25, 2009. As a closed-end investment company, the Fund differs from an open-end investment company (i.e., a mutual fund) in that it does not redeem its Shares at the election of a shareholder and does not continuously offer its Shares for sale to the public.

The Fund’s Declaration of Trust provides that the Fund in ordinary circumstances will terminate on November 30, 2019. The Fund’s Declaration of Trust permits the Fund’s Board of Trustees to terminate the Fund prior to this date. The Fund’s Declaration of Trust also provides that the Fund’s term may be extended by the Fund’s Board of Trustees, without a vote of common shareholders, for up to two consecutive one year periods.

As noted above, in May 2019, the Fund’s Board of Trustees approved a series of proposals to eliminate the term structure of the Fund so that the Fund may continue with no scheduled termination date, implement a broader securitized credit mandate and allow shareholders who do not wish to continue their investment in the restructured Fund the opportunity to exit their investment at NAV through a tender offer (the “Restructuring Proposals”).

Specifically, the Restructuring Proposals approved by the Board include the following: (1) amend the Fund’s Declaration of Trust to eliminate the term structure of the Fund; (2) adopt a new fundamental investment objective to generate high current income through opportunistic investments in securitized credit; (3) appoint Teachers Advisors, LLC (“TAL”), an affiliate of Nuveen, LLC, to serve as sub-adviser to the Fund; (4) adopt a new Investment Management Agreement with Nuveen Fund Advisors that, among other things, lowers the management fee rate charged on average daily managed assets by 15 basis points at each breakpoint level; (5) approve an agreement with Nuveen Fund Advisors to waive management fees or reimburse expenses in an amount equal to 1.5% of the Fund’s managed assets for the first 6 months, 0.75% for the next 3 months and 0.25% for the next 3 months for the first year following the effectiveness of the Restructuring Proposals; (6) modify certain non-fundamental policies to permit broader exposure to non-mortgage related asset-backed securities; and (7) authorize a tender offer for shareholders to tender up to 100% of their shares at NAV in order to provide an opportunity for those shareholders who do not wish to continue their investment as a shareholder of the restructured Fund to exit their investment at NAV, which is what shareholders would receive upon the termination of the Fund in accordance with its current term structure. Certain of the Restructuring Proposals required shareholder approval, which was obtained at the annual meeting of shareholders held on June 27, 2019, as adjourned through August 29, 2019.

Following the effectiveness of the Restructuring Proposals, the Fund’s primary investment objective is to generate high current income through opportunistic investments in securitized credit. Under normal circumstances, the Fund will invest at least 65% of its managed assets in mortgage-backed securities (“MBS”), consisting primarily of non-agency residential mortgage-backed securities (“RMBS”) and commercial mortgage-backed securities (“CMBS”), and up to 35% of its managed assets in non-mortgage related asset-backed securities (“ABS”), including without limitation, collateralized loan obligations and any asset that generates reliable cash flows including consumer auto loans, credit card receivables, aircraft leases and maintenance agreements, timeshare agreements, and solar photovoltaics. The Fund also considers catastrophe bonds, which are backed by a secured collateral account, to be ABS.

Because the current investment objective, policies and strategies of the Fund are similar to what the investment objective, policies and strategies of the Fund will be following the effectiveness of the Restructuring Proposals, the principal risks of an investment in the Fund at present are similar to what the principal risks of investing in the Fund will be following the effectiveness of the Restructuring Proposals. The primary risks associated with an investment in the Fund’s Shares include:

•

Investment, Market and Price Risk. An investment in the Fund is subject to investment risk, including the possible loss of the entire principal amount that you invest. Shares of closed-end investment companies like the Fund frequently trade at a discount to their NAV. Your Shares at any point in time may be worth less than your original investment, even after taking into account the reinvestment of Fund dividends and distributions.

•

Mortgage-Backed Securities (MBS) Risk. Investing in MBS entails various risks, including credit risks inherent in the underlying collateral, the risk that the servicer fails to perform its duties, liquidity risks, interest rate risks, structure risks, and geographical concentration risks.

•	Asset-Backed Securities (ABS) Risk. Investing in ABS entails various risks, including credit risks, liquidity risks, interest rate risks, market risks and legal risks.

•

Credit Risk. Debt or preferred securities may fail to make dividend or interest payments when due. Investments in securities below investment grade credit quality are predominantly speculative and subject to greater volatility and risk of default. Unrated securities are evaluated by fund managers using industry data and their own analysis processes that may be similar to that of a nationally recognized rating agency; however, such internal ratings are not equivalent to a national agency credit rating. Counterparty credit risk may arise if counterparties fail to meet their obligations, should the Fund hold any derivative instruments for either investment exposure or hedging purposes.

•	Interest Rate Risk. Fixed-income securities such as bonds, preferred, convertible and other debt securities will decline in value if market interest rates rise.

•

Leverage Risk. The Fund’s use of leverage creates the possibility of higher volatility for the Fund’s per Share NAV, market price, and distributions. Leverage typically magnifies the total return of the Fund’s portfolio, whether that return is positive or negative. Leverage is intended to increase net income per Share, but there is no assurance that the Fund’s leveraging strategy will be successful. Different forms of leverage, including swaps, may introduce additional credit or interest rate risk. In addition, the Fund may need to sell securities at inopportune times to stay within regulatory limits or financial covenants applicable to leverage arrangements.

•

Limited Term Risk (applicable only prior to the effectiveness of the Restructuring Proposals). Prior to the effectiveness of the Restructuring Proposals, the Fund is scheduled to terminate and liquidate its assets and return the proceeds to its shareholders on or before its termination date, although it could terminate sooner or later under certain conditions. The Fund may be required to sell portfolio securities at times when market conditions are not favorable, negatively affecting its value.

•

Hedging Risk. The Fund may use derivative instruments for hedging purposes, but there is no assurance that the Fund’s hedging strategy will be successful. Derivatives may involve a high degree of financial risk, including the risk that the loss on a derivative may be greater than the principal amount invested.

•

MBS Prepayment Risk. MBS represent an interest in a pool of mortgages. These mortgages typically permit borrowers to prepay amounts owing, often with no penalty. In periods of falling interest rates, the rate of prepayments tends to increase, forcing the Fund to reinvest in lower-yielding securities. However, prepayment risk for a MBS may not be the same as call risk for a corporate bond of similar maturity, making this risk difficult to estimate.

•	Illiquid Securities Risk. The Fund may not be able to sell securities in its portfolio at the time or price the Fund desires.

Nuveen Fund Advisors serves as investment adviser to the Fund pursuant to an investment management agreement. Under the investment management agreement, the Adviser provides investment advisory services to the Fund for an annual fee that consists of two components—a fund-level fee, based only on the amount of assets within the Fund, and a complex-level fee, based on the aggregate amount of all eligible fund assets managed by the Adviser. This pricing structure enables Fund shareholders to benefit from growth in the assets within their respective Fund as well as from growth in the amount of complex-wide assets managed by the Adviser.

Pursuant to the new Investment Management Agreement that will become effective following effectiveness the Restructuring Proposals, the Fund will have a fund-level management fee schedule that is 15 basis points (0.15%) lower at each breakpoint than the Fund’s current fund-level management fee schedule. Under the revised fund-level management fee schedule, the annual fund-level fee rate for the Fund, payable monthly, will be calculated by applying the annual rates set forth in the following schedule to average total daily managed assets of the Fund:

Fund-Level Fee Schedule

Average Daily Managed Assets*	Fund-Level Fee Rate
For the first $125 million	0.8000%
For the next $125 million	0.7875%
For the next $150 million	0.7750%
For the next $600 million	0.7625%
For Managed Assets over $1 billion	0.7500%

*

For this purpose, “Managed Assets” means the total assets of the Fund, minus the sum of its accrued liabilities (other than Fund liabilities incurred for the express purpose of creating leverage). Total assets for this purpose shall include assets attributable to the Fund’s use of effective leverage (whether or not those assets are reflected in the Fund’s financial statements for purposes of U.S. generally accepted accounting principles).

Pursuant to the new Investment Management Agreement that will become effective following effectiveness of the Restructuring Proposals, the annual complex-level management fee for the Fund, payable monthly, will be calculated in a manner that results in an effective rate at the specified complex-level asset amounts as set forth in the following schedule (which is unchanged from the complex-level management fee schedule under the previous Investment Management Agreement):

Complex-Level Fee Rates

Complex-Level Asset Breakpoint Level*	Effective Rate at Breakpoint Level
$55 billion	0.2000%
$56 billion	0.1996%
$57 billion	0.1989%
$60 billion	0.1961%
$63 billion	0.1931%
$66 billion	0.1900%
$71 billion	0.1851%
$76 billion	0.1806%
$80 billion	0.1773%
$91 billion	0.1691%
$125 billion	0.1599%
$200 billion	0.1505%
$250 billion	0.1469%
$300 billion	0.1445%

*

The complex-level fee is based on the aggregate daily managed assets (as “managed assets” is defined in each Nuveen fund’s investment management agreement with the Adviser, which generally includes assets attributable to any preferred shares that may be outstanding and any borrowings (including the issuance of commercial paper or notes)) of the Nuveen open-end and closed-end Funds that constitute “eligible assets.” Eligible assets do not include assets attributable to investments in other Nuveen funds or assets in excess of a determined amount (originally $2 billion) added to the Nuveen fund complex in connection with the Adviser’s assumption of the management of the former First American Funds effective January 1, 2011.

Following the effectiveness of the Restructuring Proposals, the Fund will pay Nuveen Fund Advisors 100% of the total annual management fee calculated in accordance with the fee schedules set forth above. Pursuant to the Sub-Advisory Agreement with TAL, Nuveen Fund Advisors will pay TAL a fee equal to 50% of the total annual management fee (net of applicable breakpoints, waivers and reimbursements) received from the Fund.

The Fund also is a party to certain other service agreements. The Fund is a party to a Transfer Agency and Service Agreement with Computershare Inc. and Computershare Trust Company, N.A. (collectively, “Computershare”). The Fund pays Computershare an annual maintenance fee plus out-of-pocket expenses for the services it provides as transfer, shareholder services and dividend disbursing agent for the Fund.

State Street Bank and Trust Company (“State Street”) serves as custodian for the Fund’s portfolio securities pursuant to the Amended and Restated Master Custodian Agreement entered into with the Fund (the “Custodian Agreement”). Under the Custodian Agreement, the Fund is obligated to pay State Street reasonable compensation for its services and expenses as agreed upon from time to time between the Fund and State Street. The amounts paid by the Fund under these service agreements are disclosed in the Fund’s financial statements, which can be found in the Fund’s annual and semi-annual reports.

The principal executive office of the Fund is located at 333 West Wacker Drive, Chicago, Illinois 60606.

13.	ADDITIONAL INFORMATION

The Fund is subject to the information and reporting requirements of the 1940 Act and in accordance therewith is obligated to file reports and other information with the U.S. Securities and Exchange Commission (the “SEC”) relating to its business, financial condition and other matters. The Fund has also filed an Issuer Tender Offer Statement on Schedule TO with the SEC. Such reports and other information are available on the EDGAR database of the SEC’s internet site at http://www.sec.gov. You may obtain copies of these reports and other information, after paying a duplicating fee, by sending an e-mail request to: publicinfo@sec.gov.

14.	MATERIAL FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a general summary of the U.S. federal income tax consequences of a sale of Shares pursuant to the Offer. Shareholders should consult their own tax advisers regarding the tax consequences of a sale of Shares pursuant to the Offer, as well as the effects of state, local and foreign tax laws. See also “The Offer—Section 2—Procedures for Tendering Shares—F. Federal Income Tax Withholding.”

Federal Income Tax Consequences to Tendering Shareholders—U.S. Shareholders

In General. A shareholder’s tender of all or a part of its Shares for cash pursuant to the Offer will be a taxable transaction for federal income tax purposes. The tax consequences of the sale will be determined in part under the stock redemption rules of section 302 of the Internal Revenue Code of 1986, as amended (the “Code”). The amount and characterization of income recognized by a shareholder in connection with a sale pursuant to the Offer will depend on whether the sale is treated as an “exchange” or a “dividend” for federal income tax purposes.

Treatment as an Exchange. If the redemption qualifies under any of the provisions of section 302(b) of the Code, as more fully described below, the cash received pursuant to the Offer will be treated as received from the Fund in exchange for the Shares sold. The treatment accorded to such an exchange results in a shareholder recognizing gain or loss equal to the difference between (a) the cash received by the shareholder pursuant to the Offer and (b) the shareholder’s adjusted tax basis in the Shares surrendered. Assuming the Shares are held as capital assets, such recognized gain or loss will be capital gain or loss. If the Shares were held longer than one year, such capital gain or loss generally will be long-term. The maximum federal income tax rate on long-term capital gains for individuals and other non-corporate investors applicable to such a sale of Shares is 20%. If the Shares were held for one year or less, such capital gain or loss generally will be short-term, taxable at the same rate as ordinary income. The maximum federal income tax rate on ordinary income for individuals and other non-corporate investors is 37%. However, any loss upon an exchange of Shares held for six months or less generally will be treated as a long-term capital loss to the extent of distributions received or deemed received from the Fund that were treated as long-term capital gain. In addition, under certain “wash sales” rules, recognition of a loss on Shares sold pursuant to the Offer will ordinarily be disallowed to the extent a shareholder acquires Shares (including pursuant to a dividend reinvestment plan) within 30 days before or after the date Shares are purchased pursuant to the Offer and, in that event, the basis and holding period of the Shares acquired will be adjusted to reflect the disallowed loss. The deductibility of capital losses is subject to a number of limitations under the Code. The 3.8% Medicare tax discussed below may also apply to a sale of Shares.

Treatment as a Dividend. If none of the provisions under section 302(b) of the Code outlined below are satisfied, a shareholder will be treated as having received a distribution on its Shares. Any such distribution will be treated as taxable dividend income in an amount equal to the entire amount of cash received by the shareholder for its Shares pursuant to the Offer to the extent the Fund has current and/or accumulated earnings and profits. Any amounts treated as distributions to shareholders in excess of the Fund’s current and accumulated earnings and profits will be treated as a return of capital to such shareholders to the extent of their basis in their Shares and then as capital gain (which will be long-term or short-term depending on such shareholder’s applicable holding period for the Shares tendered).

Accordingly, the difference between “dividend” and “exchange” treatment is important with respect to the amount (basis in the tendered shares will not offset dividend income) and character of income that tendering shareholders are deemed to receive. Although the marginal federal income tax rates for dividends and capital gains remains the same (21%) for corporate shareholders (although certain dividends received by corporate shareholders may be eligible for a dividends received deduction), under the Code the top income tax rate on ordinary income of individuals and other non-corporate investors (37%) exceeds the maximum tax rate on net capital gains (20%) except to the extent any such dividends are designated by the Fund as qualified dividend income taxable at the same rate as net capital gains. The Fund does not expect that any of its distributions will be treated as qualified dividend income or be eligible for the corporate dividends received deduction.

Each shareholder’s tax adviser should determine whether that shareholder qualifies under one of the provisions of section 302(b) of the Code. In the event that the transaction is treated as a dividend distribution to a shareholder for federal income tax purposes, such shareholder’s remaining tax basis in the Shares actually redeemed will be added to the tax basis of such shareholder’s remaining Shares in the Fund. In the event that a shareholder actually owns no

Shares in the Fund after the redemption, but the transaction is nevertheless treated as a dividend distribution because such shareholder constructively owns Shares in the Fund (see below), such shareholder’s tax basis may, under certain circumstances, be added to Shares in the Fund owned by related persons that were considered constructively owned by such shareholder, or may be lost entirely.

Constructive Ownership of Stock. In determining whether the provisions under section 302(b) of the Code, as described below, are satisfied, a shareholder must take into account not only Shares actually owned by such shareholder, but also Shares that are constructively owned within the meaning of section 318 of the Code. Under section 318 of the Code, a shareholder may constructively own Shares actually owned, and in some cases constructively owned, by certain related individuals and certain entities in which the shareholder or a related individual or entity has an interest. The rules of constructive ownership are complex and must be applied to a particular shareholder’s situation by a tax adviser.

The Provisions of Section 302(b) of the Code. Under section 302(b) of the Code, a redemption will be taxed as an exchange, and not as a dividend, if it (a) results in a “complete redemption” of all the Shares owned by a shareholder, (b) is “substantially disproportionate” with respect to a shareholder, or (c) is “not essentially equivalent to a dividend” with respect to a shareholder. Each shareholder should be aware that, under certain circumstances, sales, purchases, or transfers of Shares in the market or to or from other parties contemporaneous with sales pursuant to the Offer may be taken into account in determining whether the tests under clause (a), (b), or (c) above are satisfied.

A brief description of the three major applicable provisions of section 302(b) of the Code is as follows:

1. A Complete Redemption of Interest. The receipt of cash by a shareholder will result in a “complete redemption” of all the Shares owned by the shareholder within the meaning of section 302(b)(3) of the Code if either (i) all the Shares actually and constructively owned by the shareholder are sold pursuant to the Offer or (ii) all the Shares actually owned by the shareholder are sold pursuant to the Offer, the only Shares the shareholder constructively owns are actually owned by such shareholder’s family members, and the shareholder is eligible to waive and effectively waives, under procedures described in section 302(c) of the Code, such constructive ownership.

2. A Substantially Disproportionate Redemption. The receipt of cash by a shareholder will be “substantially disproportionate” with respect to such shareholder within the meaning of section 302(b)(2) of the Code if (i) the percentage of the total outstanding Shares actually and constructively owned by the shareholder immediately following the sale of Shares pursuant to the Offer is less than 80 percent of the percentage of the total outstanding Shares actually and constructively owned by such shareholder immediately before such sale and (ii) immediately following the exchange, the shareholder actually and constructively owns less than 50% of the total combined voting power of all classes of shares of the Fund.

3. Not Essentially Equivalent to a Dividend. Even if a sale by a shareholder fails to meet the “complete redemption” or “substantially disproportionate” tests, a shareholder may nevertheless meet the “not essentially equivalent to a dividend” test. Whether a specific redemption is “not essentially equivalent to a dividend” depends on the individual shareholder’s facts and circumstances. In any event, the redemption must result in a “meaningful reduction” of the shareholder’s proportionate interest in the Fund. The IRS has indicated in a published ruling that, in the case of a minority shareholder in a publicly held corporation whose relative stock investment in the corporation was minimal and who exercised no control over corporate affairs, a small reduction in the percentage ownership interest of such shareholder in such corporation (from .0001118 percent to .0001081 percent—a 3.3 percent reduction under the facts of this ruling) was sufficient to constitute a “meaningful reduction.” Shareholders seeking to rely on this test should consult their own tax advisers as to the application of this particular standard to their own situations.

Backup Withholding. The Depositary may be required to withhold 24% of the gross proceeds paid to a shareholder or other payee pursuant to the Offer unless either: (1) the shareholder has completed and submitted to the Depositary the Substitute IRS Form W-9, if one is included with the Letter of Transmittal, providing the shareholder’s taxpayer identification number/social security number and certifying under penalties of perjury: (a) that such number is correct, (b) either that (i) the shareholder is exempt from backup withholding, (ii) the shareholder has not been notified by the IRS that the shareholder is subject to backup withholding as a result of an under-reporting of interest or dividends, or (iii) the IRS has notified the shareholder that the shareholder is no longer subject to backup withholding, (c) the shareholder is a U.S. citizen or other U.S. person (as defined in IRS Form W-9), and (d) the FATCA code(s) entered on the form (if any) indicating that the shareholder is exempt from FATCA reporting is correct; or (2) an exception applies under applicable law and Treasury regulations.

Medicare Tax. A 3.8% Medicare tax is imposed on net investment income earned by certain individuals, estates and trusts. “Net investment income,” for these purposes, means investment income, including ordinary dividends and net gains from taxable dispositions of Fund shares, reduced by the deductions properly allocable to such income. In the case of an individual, the tax will be imposed on the lesser of (1) the shareholder’s net investment income or (2) the amount by which the shareholder’s modified adjusted gross income exceeds $250,000 (if the shareholder is married and filing jointly or a surviving spouse), $125,000 (if the shareholder is married and filing separately) or $200,000 (in any other case). This Medicare tax, if applicable, is reported by you on, and paid with, your federal income tax return.

Federal Income Tax Consequences to Tendering Shareholders—Non-U.S. Shareholders

U.S. Withholding at the Source. Because the Fund cannot determine whether a payment made pursuant to the Offer should be characterized as an “exchange” or a “dividend” for federal income tax purposes at the time of the payment, any payments to a tendering shareholder who is a Non-U.S. Shareholder that does not hold its Shares in connection with a trade or business conducted in the United States generally will be treated as a dividend for U.S. federal income tax purposes and generally will be subject to U.S. withholding tax at the rate of 30%. This 30% U.S. withholding tax will apply even if the Non-U.S. Shareholder has provided the required certification to avoid backup withholding (unless a reduced rate under an applicable tax treaty or exemption applies). In order to obtain a reduced rate of withholding under an applicable tax treaty, a Non-U.S. Shareholder must deliver to the Depositary before the payment a properly completed and executed IRS Form W-8BEN, W-8BEN-E or other applicable Form W-8. In order to obtain an exemption from withholding on the grounds that the Non-U.S. Shareholder holds its Shares in connection with a trade or business conducted in the United States, the Non-U.S. Shareholder must deliver to the Depositary a properly completed and executed IRS Form W-8ECI. Such forms (and additional IRS forms) may be obtained from the Information Agent or from the IRS at www.irs.gov.

A tendering Non-U.S. Shareholder who is not engaged in a U.S. trade or business and who realizes a capital gain on a tender of Shares will not be subject to U.S. federal income tax on such gain, unless the Shareholder is an individual who is physically present in the United States for 183 days or more during the tax year and certain other conditions are satisfied. A tendering Non-U.S. Shareholder who realizes a capital gain may be eligible to claim a refund of the withheld tax by filing a U.S. tax return and demonstrating that it satisfies one of the provisions of section 302 described above or is otherwise able to establish that no withholding or a reduced amount of withholding is due. Special rules may also apply in the case of Non-U.S. Shareholders that are: (i) former citizens or residents of the United States; or (ii) subject to special rules such as “controlled foreign corporations.” Non-U.S. Shareholders are advised to consult their own tax advisers.

Backup Withholding and Certification Rules. Non-U.S. shareholders have special U.S. tax certification requirements to avoid backup withholding at a rate of 24%, and if applicable, to obtain the benefit of any income tax treaty between the Non-U.S. Shareholder’s country of residence and the United States. To claim these tax benefits, the Non-U.S. Shareholder must provide the Depositary with a properly completed IRS Form W-8BEN (or other IRS Form W-8, where applicable, or their substitute forms) to establish his, her or its status as a Non-U.S. Shareholder, to claim beneficial ownership over Shares, and to claim, if applicable, a reduced rate of or exemption from withholding tax under the applicable treaty. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding.

FATCA Withholding. Because the Fund cannot determine whether a payment made pursuant to the Offer should be characterized as an “exchange” or a “dividend” for federal income tax purposes at the time of the payment, any payment to a tendering shareholder that is a foreign financial institution (“FFI”) or non-financial foreign entity (“NFFE”) generally will be treated as a dividend for U.S. federal income tax purposes and may be subject to a 30% FATCA withholding tax. The FATCA withholding tax generally can be avoided: (a) by an FFI, if it reports certain direct and indirect ownership of foreign financial accounts held by U.S. persons with the FFI or otherwise complies with FATCA, as described further below, and (b) by an NFFE, if it certifies its status as such and, in certain circumstances, further: (i) certifies that it has no substantial U.S. persons as owners or (ii) if it does have such owners, reports information relating to them. The U.S. Treasury has negotiated intergovernmental agreements (“IGA”) with certain countries and is in various stages of negotiations with a number of other foreign countries with respect to one or more alternative approaches to implement FATCA.

An FFI can avoid FATCA withholding if it is deemed compliant or if it becomes a “participating FFI,” which requires the FFI to enter into a U.S. tax compliance agreement with the IRS under section 1471(b) of the Code (“FFI agreement”) under which it agrees to verify, report and disclose certain of its U.S. accountholders and provided that such entity meets certain other specified requirements. Instead of entering into an FFI agreement, an FFI in a country with an IGA generally will be required to comply with the terms of that IGA (and implementing rules). The FFI will report to the IRS, or, depending on the FFI’s country of residence, to the government of that country (pursuant to the terms and conditions of an applicable IGA and applicable law), which will, in turn, report to the IRS.

Such foreign shareholders also may fall into certain exempt, excepted or deemed compliant categories as established by U.S. Treasury regulations, IGAs, and other guidance regarding FATCA. An FFI or NFFE will need to provide the Fund with the applicable IRS Form W-8 (W-8BEN-E, W-8ECI, W-8EXP or W-8IMY) properly certifying the entity’s status under FATCA, and possibly certain other documentation, in order to avoid FATCA withholding. If a tendering shareholder is subject to withholding under both FATCA and either backup withholding or U.S. withholding at the source, the Fund will withhold only under FATCA (subject to an ability by the Fund to elect to backup withhold in certain circumstances).

Non-U.S. Shareholders are urged to consult their own tax advisers regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

Federal Income Tax Consequences to Non-Tendering Shareholders

If the sale of Shares pursuant to the Offer is treated as a “dividend” to a tendering shareholder, a constructive dividend under section 305 of the Code may result to non-tendering shareholders whose proportionate interest in the earnings and assets of the Fund has been increased as a result of such tender. Under section 305 of the Code, a distribution by a corporation of its stock or rights to acquire its stock is treated as a dividend if the distribution (or a series of distributions of which such distribution is one) has the result of (1) the receipt of money or other property by some shareholders, and (2) an increase in the proportionate interests of other shareholders in the assets or earnings and profits of the corporation. An exception to this rule is provided for a distribution of property incident to an isolated redemption of stock (for example, pursuant to a tender offer).

The Fund does not believe the Offer should cause non-tendering shareholders to realize constructive distributions on their Shares under section 305 of the Code, but rather, the Offer should be treated as an “isolated transaction” within the meaning of Treasury regulations. This is because, among other things, the Fund is not required by its charter, bylaws, federal or state law, or otherwise to redeem any of its Shares prior to its termination date, the Board has a fiduciary duty to the Fund and its shareholders to consider the appropriateness of any share repurchase, and if the Offer is completed, the Restructuring will take effect and the Fund will have no absolute commitment to make any further tender offers subsequent to the present Offer.

The U.S. federal income tax discussion set forth above is a summary included for general information purposes only. In view of the individual nature of tax consequences, each shareholder is advised to consult its own tax adviser with respect to the specific tax consequences to it of the Offer, including the effect and applicability of federal, state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

15.	EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS

The Fund reserves the right, at any time and from time to time, to extend the period of time during which the Offer is pending by notifying the Information Agent and making a public announcement thereof. In the event that the Fund so elects to extend the tender period, the NAV for the Shares tendered will be computed as of the close of ordinary trading on the NYSE on the newly designated Expiration Date. During any such extension, all Shares previously tendered and not purchased or withdrawn will remain subject to the Offer. The Fund also reserves the right, at any time and from time to time up to and including the Expiration Date, to (a) terminate the Offer and not to purchase or pay for any Shares or, subject to applicable law, postpone payment for Shares upon the occurrence of any of the conditions specified in “The Offer—Section 5—Certain Conditions of the Offer”; and (b) amend the Offer in any respect by making a public announcement thereof. Such public announcement will be issued not later than 9:30 a.m. New York City time not later than the next business day after the previously scheduled Expiration Date and will disclose the approximate number of Shares tendered as of that date. Without limiting the manner in which the Fund may choose to make a public announcement of extension, termination or amendment, except as provided by applicable law (including Rule 13e-4(d)(2), Rule 13e-4(e)(3), and Rule 14e-1(d) under the Exchange Act), the Fund shall have no obligation to publish, advertise or otherwise communicate any such public announcement.

If the Fund materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Fund will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (i) the Fund increases or decreases the price to be paid for Shares, or the Fund increases or decreases the number of Shares being sought and (ii) the Expiration Date is less than ten business days away, then the Expiration Date will be extended at least ten business days from the date of the notice.

16.	FEES AND EXPENSES

The Adviser is bearing all of the expenses in connection with the Offer other than costs in connection with sales of portfolio securities to fund payments of the purchase price to shareholders who tender their Shares. Common shareholders of the Fund, including tendering shareholders and remaining shareholders, will bear these costs indirectly. Although transaction costs associated with the Offer are expected to be substantial, such costs are not expected to be greater than the costs that would be associated with the liquidation of the Fund’s portfolio in anticipation of its scheduled termination date.

If you are the holder of record of the Shares and you tender your Shares directly, you will not incur any brokerage fees or commissions or other charges. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee and that firm tenders Shares on your behalf, that firm may charge a fee for doing so. We urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any such charges will apply. Neither the Fund nor the Adviser will not pay to any broker or dealer, commercial bank, trust company or other firm any solicitation fee for any Shares purchased pursuant to the Offer. The Adviser will reimburse such firms for customary handling and mailing expenses incurred in forwarding the Offer. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Fund or the Depositary for purposes of the Offer.

The Fund has retained Georgeson LLC to act as information agent (“Information Agent”) and Computershare Trust Company, N.A. to act as depositary (“Depositary”). The Adviser will pay the Information Agent and the Depositary reasonable and customary compensation for their services and will also reimburse them for certain out-of-pocket expenses and indemnify them against certain liabilities.

17.	MISCELLANEOUS.

The Offer is not being made to, nor will the Fund accept tenders from, owners of Shares in any jurisdiction in which the Offer or its acceptance would not comply with the securities or Blue Sky laws of that jurisdiction. The Fund is not aware of any jurisdiction in which the making of the Offer or the tender of Shares would not be in compliance with the laws of that jurisdiction. However, the Fund reserves the right to exclude holders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. So long as the Fund makes a good faith effort to comply with any state law deemed applicable to the Offer, the Fund believes that the exclusions of holders residing in that jurisdiction is permitted under Rule 13e-4(f)(9) under the Exchange Act.

Nuveen Mortgage Opportunity Term Fund

September 9, 2019